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                                                                  EXHIBIT 6(h)
                              1122 MAINLAND STREET

                           VANCOUVER, BRITISH COLUMBIA

                               OFFER TO SUB-LEASE

                                     BETWEEN

                            GRUPPO MODA HOLDINGS LTD.

                                 (SUB-LANDLORD)

                                       AND

                            NETSENTRY TECHNOLOGY INC.

                                  (SUB-TENANT)

Colliers Macaulay Nicolls Inc.
Leasing Division
("Agent")


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                               OFFER TO SUB-LEASE

                              1122 MAINLAND STREET

                           VANCOUVER, BRITISH COLUMBIA

                                (THE "BUILDING")

TO:     GRUPPO MODA HOLDINGS LTD.                  ("Sub-Landlord")
        #360 - 1122 Mainland Street
        Vancouver, BC

WE:     NETSENTRY TECHNOLOGY INC.                  ("Sub-Tenant")
        #105 - 1152 Mainland Street
        Vancouver, VC

hereby offer to sub-lease from the Sub-Landlord, upon the following terms and conditions, the premises on the third (3rd) floor of the Building, having a Rentable Area of approximately 2,300 square feet ( the "Sub-Lease Premises") subject to confirmation of size. The floor area of the Sub-Lease Premises is as shown outlined in heavy black on the attached plan (Schedule "A") of the Offer to Sub-Lease.

1.      TERM

        The term of the Sub-Lease shall be two (2) years commencing on the 15th day of May, 1999 (the "Commencement Date") and expiring on the 14th day of May, 2001.

2.      GROSS RENT

        The Gross Rent, plus Goods and Services Tax, shall be $24.00 per square foot per annum payable monthly in advance on the first day of each month during the Term.

3.      DEPOSIT

        A cheque for the equivalent of two (2) months Gross Rent (the "Deposit"), plus applicable Goods and Services Tax, payable to the Sub-Landlord's agent, Colliers Macaulay Nicolls Inc., in trust, shall be tendered upon acceptance of the Offer to Sub-Lease as the Deposit. This payment is to be credited firstly towards the last month's rent and thereafter towards the first month's rent, and to be returned to the Sub-Tenant if this Offer is not accepted. If the Offer is accepted, and in the event the Sub-Tenant does not proceed per the terms of this Agreement, the Sub-Landlord may terminate this Agreement and retain the Deposit on account of damages and not a penalty, without prejudice to any other remedy.


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                                     -2-

4.      LEASE

        The Sub-Tenant covenants to abide by all the terms of the Sub-Landlord's Lease (the "Lease") with the exception of the terms set out in this Offer which differ from the terms of the Lease. A copy of the Lease shall be provided to the Sub-Tenant upon acceptance of the Offer to Sub-Lease.

        The Sub-Tenant shall enter into a Sub-Lease Agreement, which incorporates the terms of this Offer, and the Lease, amended where applicable, if requested by the Sub-Landlord, who shall prepare the Sub-Lease Agreement at its cost prior to May 10th, 1999. Otherwise this Offer, together with the Lease, shall constitute the Sub-Lease Agreement.

5.      OPTION TO RENEW

        Provided the Sub-Tenant has not been in breach of the Sub-Lease, the Sub-Tenant shall have the right to renew the Sub-Lease for one additional Terms of one (1) year and two months and fifteen days under the same terms and conditions. This right shall include any additional space the Sub-Tenant leases pursuant to Section 6 below. The Gross Rent during the renewal period shall be the fair market Gross Rent agreed between the parties, and failing such agreement, as determined by arbitration pursuant to the Commercial Arbitration Act of British Columbia. However, the Gross Rent shall not be less than the Basic Rent payable in the last year of the Term. To exercise this right, the Sub-Tenant shall give written notice to the Sub-Landlord no earlier than six (6) months and no later than four (4) months prior to the date of the expiry of the Term, otherwise this Option to Renew shall be deemed waived.

6.      OPTION TO LEASE ADJOINING SPACE

        Provided the Sub-Tenant has not been in breach of the Sub-Lease, the Sub-Tenant shall have the option to sub-lease the adjoining, and remaining approximately 1,000 square feet occupied by the Sub-Landlord, provided the Sub-Tenant gives the Sub-Landlord ninety (90) days written notice of its intention to expand. This option can be exercised any time after the first six months of the Sub-Lease term. The sub-lease term on this additional space shall commence on the first day of the month, ninety (90) days after Tenant's notification and shall terminate on the expiry of the Term of the Sub-Lease or any permitted renewal thereof. The Gross Rental per square foot payable on the additional space shall be at the same rate payable on the Sub-Lease Premises.

7.      USE

        The Sub-Lease Premises shall be used only for the purposes on a general business office, including hardware and software product development, sales and marketing.

8.      SUB-TENANT'S CONDITIONS PRECEDENT

        This Offer and Acceptance is subject to the following Conditions Precedent being waived at the sole discretion of the Sub-Tenant.


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               (a)    The Sub-Tenant accepting the cost of any construction
                      required to make the space suitable for its business purposes, including electrical and communications upgrades to the Sub-Lease Premises;

               (b)    The Sub-Tenant reviewing and accepting the Lease;

               (c) The Sub-Tenant confirming the size of the Sub-Lease Premises is acceptable.

        If the Sub-Tenant fails to notify the Sub-Landlord, in writing, that the Conditions Precedent have been satisfied or waived, prior to 3:00 p.m. on the 21st day of April, 1999, or such other times as may be subsequently agreed, then this Offer shall become null and void. Immediately thereafter, the Deposit(s) shall be returned in full to the Sub-Tenant and neither party shall have further obligation to the other. This clause is for the sole benefit of the Sub-Tenant.

9.      SOLE AGREEMENT

        There are no agreements, covenants, representations, warranties or conditions in any way relating to the subject matter of this agreement expressed or implied, collateral or otherwise, except as expressly set forth herein.

10.     TIME OF THE ESSENCE

        Time is of the essence of this agreement with respect to the covenants contained herein.

11.     DEFINITIONS

        Words defined in the Lease and used herein shall have the same meaning ascribed to them by the Lease.

12.     CONSENT OF LANDLORD

        This Offer is subject to the consent of the Landlord in accordance with the terms of the Lease.

13.     AGENT'S COMMISSION

        An Agent's commission of two (2) months Gross Rent, plus any applicable Goods and Services Tax, shall be payable to the Agent by the Sub-Landlord and the Sub-Tenant on an equal basis, with each paying one
        (1) months Gross Rent. The Sub-Landlord's portion is to be deducted from the Deposit on the Commencement Date or occupancy by the Sub-Tenant, whichever first occurs, the remaining commission due to the Agent by the Sub-Tenant shall be due and payable on the Commencement Date or occupancy by the Sub-Tenant.

14.     OFFER PROVISIONS

        All terms of this Offer shall survive the completion of this transaction. In the event of any conflict between the terms of this Offer and the terms of the Lease, the terms of this Offer shall prevail.


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15.     DISCLOSURE

        The Sub-Landlord and the Sub-Tenant acknowledge and agree that:

        (i) in accordance with the Code of Ethics of the Canadian Real Estate Association, Colliers Macaulay Nicolls Inc. (the "Agent") has disclosed that it is representing the Sub-Landlord and the Sub-Tenant in the transaction described in this Agreement;

        (ii) the Agent, in order to accommodate the transaction described in this Agreement, was and is entitled to pass any relevant information it receives from either party or from any other source to either of the parties as the Agent sees fit, without being in conflict of its duties to either party; and

        (iii) the Sub-Landlord and the Sub-Tenant shall each pay one half (1/2) of the commission and compensation due to the Agent, (equivalent to two months Gross Rent), pursuant to Section 13 of this Agreement.

15A.    LANDLORD'S SUBJECT

        This offer is subject to the Sub-Landlord's approving of the Sub-Tenant's financial strength on or before April 21st, 1999, or this Offer shall be null and void and any deposit returned to the Sub-Tenant.

15B.    POST-DATED CHEQUES

        The Sub-Tenant shall provide the Sub-Landlord with post-dated cheques for the Gross Rent for 12 months at a time.


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        (iv)

16.     ACCEPTANCE

        This Offer shall be irrevocable and open for acceptance until 3:00 p.m. on the 7th day of April, 1999, after which time if not accepted this Offer shall be null and void and the Deposit shall be returned in full to the Sub-Tenant. This Offer may be accepted by signing and returning one duplicate copy or facsimile of this Offer.

        DATED this 7th day of April, 1999.

                                            NETSENTRY TECHNOLOGY INC.
                                            SUB-TENANT

                                            Per:   [sig]
                                                -----------------
                                            Per:   [sig]
                                                -----------------
                                   ACCEPTANCE

The Sub-Landlord hereby accepts the above Offer this 7 day of April, 1999.

                                            GRUPPO MODA HOLDINGS LTD.
                                            SUB-LANDLORD

                                            Per:   [sig]
                                                -----------------
                                            Per:   [sig]
                                                -----------------
                               LANDLORD'S CONSENT

The Landlord hereby consents to the attached Offer this 21 day of April, 1999.

                                            PENREAL PROPERTY FUND II LTD.

                                            LANDLORD

                                            Per:   [sig]
                                                -----------------
                                            Per:   [sig]
                                                -----------------

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                                   SCHEDULE A

                                      [MAP]